Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Offering Statement under Regulation A of RSE Archive, LLC on Form 1-A to be filed on or about August 17, 2022 of our report dated May 2, 2022, on our audits of the Company and each listed Series' financial statements as of December 31, 2021 and 2020, and for each of the years then ended, which report was included in the annual report on Form 1-K filed on May 2, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

August 17, 2022